FOR IMMEDIATE RELEASE
July 9, 1997

                                          Contact:   F. Andrew Mitchell
                                                     Chief Financial Officer
                                                     (864) 213-1700

                                                     Janice J. Kuntz
                                                     Golin/Harris Communications
                                                     (404) 681-3808

               MOOVIES, INC. ANNOUNCES AGREEMENT TO BE ACQUIRED BY
                               VIDEO UPDATE, INC.

GREENVILLE, South Carolina -- In concurrent press releases, it was announced today that Moovies, Inc. (Nasdaq: MOOV) ("Moovies") and Video Update, Inc.
(Nasdaq: VUPDA) ("Video Update") have entered into an agreement pursuant to which Video Update would acquire Moovies in a stock-for-stock merger transaction. Video Update, Inc. is an international video retail chain with 389 video specialty stores in North America, of which 358 are Company owned and 31 are franchised. These stores are located in 21 states in the United States and in six provinces in Canada.

Terms of the agreement call for each stockholder of Moovies to receive 1.1 shares of Video Update Class A Common Stock for each share of Moovies Common Stock, or approximately 13.7 million shares in total, representing an ownership interest for Moovies stockholders of approximately 40% of Video Update's outstanding shares after the closing of the transaction. In addition, upon the closing of the merger, Video Update's Board of Directors would be expanded to nine persons, with four designees from Moovies.

John  L.  Taylor,  chairman,   president  and  CEO  of  Moovies,  stated,  "This
transaction is a great combination of complementary video retailers."

Daniel A. Potter, CEO of Video Update, Inc., said, "We are extremely pleased to announce a strategic merger of this magnitude between two video retail chain leaders. This transaction can provide the platform to significantly enhance our future growth opportunities."

The transaction is subject to stockholder approval of both companies, and is anticipated to be completed in late calendar 1997. Piper Jaffray is serving as financial advisor to Video Update, Inc. for this transaction. Needham & Co. is representing Moovies, Inc.

Moovies, Inc. currently operates 274 video specialty stores in 17 states throughout the United States and is the franchisor for an additional 43 stores.




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Matters  discussed in this news release,  including any discussion of or impact, expressed or implied, on Moovies' anticipated operating results and future earnings per share contain forward- looking statements that involve risks and uncertainties. Moovies' results may differ significantly from the results indicated by such forward-looking statements. The acquisition is subject to several conditions, including bank approvals for both companies. No assurances can be given that the above described acquisition will be completed, on a timely basis, if at all. In addition, if the acquisition is completed, no assurance can be given that Video Update will be successful in timely integrating and managing the operating, purchasing, marketing and management information systems of the two companies or that Video Update will be able to hire, train, retrain and assimilate selected individuals employed at acquired stores. Additionally, Video Update's and Moovies' operating results may be affected by many factors, including but not limited to, variations in the number and timing of store openings and acquisitions, weather (particularly on weekends and holidays), the public acceptance of new release titles available for rental, competition, marketing programs, special or unusual events and other events and other factors that may affect retailers in general. These and other risks are detailed from time to time in Moovies' SEC reports, including From 10-K for the year ended December 31, 1996.
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